Exhibit 5.1

December 13, 2019

Taronis Technologies, Inc.

300 W. Clarendon Ave. #230

Phoenix, Arizona 85013

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made herein to the Registration Statement on Form S-3 (File No. 333-230854) (as amended or supplemented, the “Registration Statement”) filed on April 12, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Taronis Technologies, Inc., a Delaware corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 24, 2019. I am delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated December 13, 2019 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 2,000 of Series H-1 Preferred Stock, Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) sold in conjunction with the Series H-1 Preferred Stock, and shares of Common Stock issuable upon exercise of such Warrants (collectively, the “Securities”) covered by the Registration Statement. I understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based on the foregoing, I am of the opinion that:

1. The Securities have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement dated as of December 12, 2019 among the Company and the institution investors set forth therein (the “SPA”), the Securities will be validly issued, fully paid and non-assessable.

I express no opinion as to the validity, binding effect or enforceability of any provision in the SPA to the extent it relates to the choice of forum for resolving disputes.

I hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Tyler B. Wilson
Tyler B. Wilson, Esq.
CFO & General Counsel
Taronis Technologies, Inc.